                                                                    EXHIBIT 12.1

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                               Six Months Ended
                                                         Years Ended December 31,                                  June 30,
                                      1994          1995          1996           1997           1998          1998           1999
                                   ---------     ---------     ---------      ---------      ---------     ---------      ---------
COMPUTATION OF EARNINGS:

Income before provision for        $   9,874     $  12,427     $  27,756      $  53,159      $  73,373     $  11,755      $  35,164
income taxes
Income from unconsolidated             2,754         2,854        (5,757)        (1,554)         2,275          (171)         7,201
investments in power
projects, net of distributions
Net fixed charges                     24,108        32,903        48,673         66,518         93,014        43,212         52,034
                                   ---------     ---------     ---------      ---------      ---------     ---------      ---------
Total earnings                        36,736        48,184        70,672        118,123        168,662        54,796         94,399
                                   =========     =========     =========      =========      =========     =========      =========

COMPUTATION OF FIXED CHARGES:

Interest expense                      23,886        32,154        45,294         61,466         86,726        40,790         47,171
Capitalized interest                      --            --            --          5,308          7,388         6,130         14,020
1/3 of operating lease expense           221           749         3,378          5,052          6,288         2,422          4,863
                                   ---------     ---------     ---------      ---------      ---------     ---------      ---------
Total fixed charges                   24,107        32,903        48,672         71,826        100,402        49,342         66,054
                                   =========     =========     =========      =========      =========     =========      =========

Ratio of earnings to fixed             1.52x         1.46x         1.45x          1.64x          1.68x         1.11x          1.43x
charges